EXHIBIT 99

NEWS	Northrop Grumman Corporation Public Information 1840 Century Park East Los Angeles, California 90067-2199 Telephone 310-553-6262 Fax 310-556-4561
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Contact: Frank Moore (Media) (310) 201-3335

Gaston Kent (Investors) (310) 201-3423

For Immediate Release

NORTHROP GRUMMAN REPORTS

RECORD 2003 FIRST QUARTER RESULTS

Income From Continuing Operations $0.91 Per Share

Sales Increase 49 Percent

Segment Operating Margin Up 44 Percent

Total Debt Declines 28 Percent to $6.9 Billion

Funded Order Backlog Increases to $27.3 Billion

2003 Guidance For Continuing Operations Increased to $3.80-$4.20 Per Share

LOS ANGELES — April 29, 2003 — Northrop Grumman Corporation (NYSE: NOC), the nation’s second largest defense contractor, today reported that sales increased 49 percent, earnings from continuing operations increased 17 percent, and segment operating margin increased 44 percent, for the 2003 first quarter compared with the first quarter of 2002. The record results, in large measure, reflect strong contributions by the company’s two new segments, Mission Systems and Space Technology; double-digit growth in sales and operating margins at three other segments, Electronic Systems, Ships and Information Technology; and a lower effective tax rate.

NORTHROP GRUMMAN REPORTS

RECORD 2003 FIRST QUARTER RESULTS

Northrop Grumman reported income from continuing operations of $174 million, or $0.91 per share, compared with $149 million, or $1.27 per share, for the same period of 2002. First quarter 2003 earnings per share are based on weighted average diluted shares outstanding of 184.3 million versus 112.8 million for the first quarter of 2002.

The net pension adjustment in the 2003 first quarter was an expense of $69 million, compared with income of $50 million for the comparable period of 2002. Net pension adjustment is the difference between pension costs calculated and funded in accordance with the Federal Government’s Cost Accounting Standards (CAS), which are reported in the segments operating results, and pension expense or income determined in accordance with FAS 87.

During the 2003 first quarter the company recorded a $26 million tax credit for additional research tax credits covering the years 1981 through 1990. As a result, the company’s overall effective tax rate for the quarter was 18 percent, which added $.14 per share to the company’s 2003 first quarter earnings. The effective tax rate for the 2002 first quarter was 31 percent. Consistent with previous guidance, the effective tax rate for 2003 is expected to be approximately 28 percent.

“By virtually every measure, Northrop Grumman’s first quarter operating results were excellent,” said Ronald D. Sugar, Northrop Grumman’s chief executive officer and president. “Importantly, we have met or exceeded every milestone to date with regard to the TRW integration. I wish to recognize our recently retired chief executive officer Kent Kresa for his remarkable stewardship and contribution to the strategic positioning of our company. Looking ahead, we are focused on program execution excellence while we capitalize on our extraordinary portfolio of world-class defense technologies and capabilities,” Sugar added. “Finally, I am extremely proud of the dedication of the 120,000 women and men of Northrop Grumman Corporation, whose many advanced

NORTHROP GRUMMAN REPORTS

RECORD 2003 FIRST QUARTER RESULTS

products and systems contributed so significantly to the success of Operation Iraqi Freedom.”

Sales for the 2003 first quarter increased 49 percent to $5.9 billion from the $3.9 billion reported for the first quarter of 2002, due to the contributions from Mission Systems and Space Technology and 10 percent organic growth in the legacy Northrop Grumman segments. Northrop Grumman’s segment operating margin for the first three months of 2003 increased 44 percent to $433 million from $300 million for the comparable 2002 period, due to the contributions from Mission Systems and Space Technology and 15 percent organic growth in the legacy Northrop Grumman segments. Total operating margin for the 2003 first quarter increased five percent to $328 million from $313 million in the same period a year ago, reflecting the increased segment operating margin, offset by the net pension adjustment.

Net income for the 2003 quarter was $253 million, or $1.34 per share, compared with a loss of $283 million, or $2.56 per share, in the 2002 quarter. Income from discontinued operations for the first quarter of 2003 was $80 million, and included the results of TRW Automotive, which was sold Feb. 28, 2003, and the company’s Component Technologies businesses. Results for the 2002 first quarter included a $432 million charge for the cumulative effect of an accounting change recorded upon adoption of SFAS No. 142—Goodwill and Other Intangible Assets.

Company wide, contract acquisitions increased 26 percent to $7.1 billion for the first three months of 2003, from $5.6 billion reported for the same period a year ago, primarily due to contributions from Mission Systems, Space Technology and Integrated Systems segments. The company’s business backlog at March 31, 2003, increased 24 percent to $27.3 billion from $22.1 billion reported a year earlier.

NORTHROP GRUMMAN REPORTS

RECORD 2003 FIRST QUARTER RESULTS

Northrop Grumman’s total debt at March 31, 2003, declined to $6.9 billion from $9.6 billion at Dec. 31, 2002, primarily reflecting the successful execution of the company’s plan to reduce the acquired fixed-rate TRW debt. Also during the quarter, the company paid approximately $1.0 billion of income taxes due following the completion of the B-2 engineering and manufacturing development contract. Interest expense for the 2003 first quarter increased to $144 million from $109 million for the 2002 first quarter. Net debt to total capital at March 31, 2003, decreased to 30 percent from 34 percent at the end of 2002. The company’s net cash used in operations for the 2003 first quarter, excluding the B-2 tax payment, totaled $40 million. Net cash used in operations for the 2002 first quarter was $99 million.

Guidance for 2003/2004

The company said that 2003 earnings from continuing operations are now expected to range between $3.80 and $4.20 per share, up from prior guidance of $3.65 to $4.15 per share. Consistent with previous guidance, segment operating margin for 2003 is expected to be in the mid-7 percent range on estimated sales of $25 billion to $26 billion. Before the B-2 tax payment, cash from operations for 2003 is expected to be between $1.1 billion and $1.3 billion, unchanged from the prior projection. Capital expenditures for 2003 are expected to be approximately $690 million, including approximately $60 million for capitalized software. The company said that FAS pension expense for 2003 is now expected to total approximately $560 million, down slightly from its prior estimate of $600 million, and the CAS pension expense for the 2003 is expected to be $280 million, up from its prior estimate of $260 million. Based on preliminary valuation studies, the company stated that 2003 amortization of purchased

NORTHROP GRUMMAN REPORTS

RECORD 2003 FIRST QUARTER RESULTS

intangibles is expected to total $230 million and depreciation to total $540 million. Net interest expense for 2003 is expected to be approximately $470 million.

For 2004, sales are expected to range between $28 billion and $29 billion, with segment operating margin expected to continue in the mid-7 percent range. Under current actuarial and asset return assumptions, the company expects 2004 expense for net pension adjustment to be approximately the same as 2003. This amount is subject to significant variation based on actual returns and future assumptions. The company expects amortization of purchased intangibles to be approximately the same as the 2003 level, and depreciation to be slightly more than the 2003 level. Net interest expense for 2004 is expected to be approximately $375 million to $400 million. The expected 2004 effective tax rate is in the range of 32 percent to 33 percent. Cash from operations for 2004 is expected to total approximately $1.5 billion. With these assumptions, the company would expect solid double-digit earnings per share growth in 2004.

The weighted average diluted shares outstanding are expected to be approximately 185 million for 2003 and 188 million for 2004.

Strong Segment Results

Electronic Systems sales for the first quarter of 2003 increased 11 percent to $1.3 billion from $1.2 billion for the same period in 2002. Operating margin for the quarter increased 34 percent to $121 million from $90 million for the 2002 period. First quarter 2003 results for sales and operating margin reflect the favorable impact of accelerated deliveries in Aerospace Electronic Systems, specifically in the Apache Longbow, F-16 and F/A-22 programs. The results also include strong sales performance in the C4ISR&N and Defensive Electronic Systems business areas.

NORTHROP GRUMMAN REPORTS

RECORD 2003 FIRST QUARTER RESULTS

Ships, which includes the financial results of the Newport News and Ship Systems sectors, generated a sales increase of 12 percent to $1.2 billion and operating margin of $75 million for the first quarter of 2003, compared to sales of $1.1 billion and operating margin of $67 million for the comparable 2002 period. The sales growth reflects increased revenue in the Surface Combatant business area, specifically DD(X), the Navy’s future transformational surface combatant program. Operating margin for the 2003 first quarter reflects lower purchased intangibles amortization expense.

Information Technology sales in the first quarter 2003 increased 18 percent to $1.1 billion compared with sales of $929 million for the same period of 2002, with strong growth in all business units. For the quarter, the segment generated operating margin of $62 million compared to $50 million reported in the first quarter of 2002, reflecting increased revenues and a higher operating margin rate on the Government Information Technology business.

Sales for Integrated Systems were $816 million in the first quarter of 2003 compared with $807 million for the 2002 first quarter, reflecting increased F-35, Global Hawk and MP-RTIP sales, which were partially offset by lower Joint STARS and F/A-18E/F sales. Operating margin for the 2003 first quarter declined to $87 million from $93 million in 2002, principally due to lower operating margin on Joint STARS and F/A-18E/F contracts, partially offset by increased margin on unmanned systems and E-2C contracts.

Mission Systems reported 2003 first quarter sales of $929 million, led by its Command, Control & Intelligence Systems and its Federal & Civil Information Systems business areas. The segment’s 2003 first quarter operating margin of $56 million includes a $9 million preliminary estimate of purchased intangible amortization expense.

NORTHROP GRUMMAN REPORTS

RECORD 2003 FIRST QUARTER RESULTS

Sales for Space Technology for the 2003 first quarter totaled $648 million, led by revenues from its Intelligence, Surveillance and Reconnaissance and its Satellite Communications business areas. The sector’s operating margin of $32 million included an $8 million preliminary estimate for purchased intangible amortization expense.

About Northrop Grumman

Northrop Grumman Corporation, the nation’s second largest defense contractor, is a $25 billion global defense company, headquartered in Los Angeles, Calif. Northrop Grumman provides a broad array of technologically advanced, innovative products, services and solutions in systems integration, defense electronics, information technology, advanced aircraft, shipbuilding and space technology. The company employs approximately 120,000 employees and operates in all 50 states and 25 countries and serves U.S. and international military, government and commercial customers.

Note: Certain statements and assumptions in this release contain or are based on “forward-looking” information (that Northrop Grumman believes to be within the definition in the Private Securities Litigation Reform Act of 1995) and involve risks and uncertainties, and include, among others, statements in the future tense, and all statements accompanied by terms such as “project,” “expect,” “estimate,” “assume,” or variations thereof. This information reflects the company’s best estimates when made, but the company expressly disclaims any duty to update this information if new data becomes available or estimates change after the date of this release.

Such “forward-looking” information is based on numerous assumptions and uncertainties, many of which are outside Northrop Grumman’s control. These include Northrop Grumman’s ability to successfully integrate its acquisitions including TRW, to realize the preliminary estimates for accounting conformance and purchase accounting valuations for TRW which will be finalized in the 2003 fourth quarter and which may materially vary from these estimates, assumptions with respect to future revenues, expected program performance and cash flows, returns on pension plan assets and variability of pension actuarial and related assumptions, the outcome of litigation and appeals, environmental remediation, divestitures of businesses, successful reduction of debt, successful negotiation of contracts with labor unions, effective tax rates and timing and amounts of tax payments, and anticipated costs of capital investments, among other things. Northrop Grumman’s operations are subject to various additional risks and uncertainties resulting from its position as a supplier, either directly or as subcontractor or team member, to the U.S. Government and its agencies as well as to foreign governments and agencies; actual outcomes are dependent upon factors, including, without limitation, Northrop Grumman’s successful

NORTHROP GRUMMAN REPORTS

RECORD 2003 FIRST QUARTER RESULTS

performance of internal plans; government customers’ budgetary constraints; customer changes in short-range and long-range plans; domestic and international competition in both the defense and commercial areas; product performance; continued development and acceptance of new products; performance issues with key suppliers and subcontractors; government import and export policies; acquisition or termination of government contracts; the outcome of political and legal processes; legal, financial, and governmental risks related to international transactions and global needs for military aircraft, military and civilian electronic systems and support, information technology; naval vessels, space systems and related technologies, as well as other economic, political and technological risks and uncertainties and other risk factors set out in Northrop Grumman’s filings from time to time with the Securities and Exchange Commission, including, without limitation, Northrop Grumman reports on Form 10-K and Form 10-Q.

Northrop Grumman will webcast its security analyst conference call at 11:30 a.m. EDT Tuesday April 29, 2003. A live audio broadcast of the conference call will be available on the investor relations page of the company’s Web site at http://www.northropgrumman.com .

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SCHEDULE 1

NORTHROP GRUMMAN CORPORATION

FINANCIAL HIGHLIGHTS

($ in millions, except per share)

	First Quarter 2003		First Quarter 2002
OPERATING RESULTS HIGHLIGHTS
Total acquisitions	$7,090		$5,610
Total sales	5,866		3,931
Segment operating margin	433		300
Total operating margin	328		313
Income from continuing operations before cumulative effect of accounting change	174		149
Net income (loss)	253		(283)
Diluted earnings per share from continuing operations before cumulative effect of accounting change	.91		1.27
Diluted earnings (loss) per share	1.34		(2.56)
Net cash used in operating activities	(1,040	)*	(99)

	Mar 31, 2003*[1]	Dec 31, 2002
BALANCE SHEET HIGHLIGHTS
Cash and cash equivalents	$408	$1,412
Accounts receivable	3,132	2,889
Inventoried costs	1,158	1,091
Property, plant and equipment, net	4,009	3,605
Total debt	6,904	9,623
Net debt[2]	6,496	8,211
Mandatorily redeemable preferred stock	350	350
Shareholders' equity	14,395	14,322
Total assets	34,162	42,266
Net debt to capitalization ratio[3]	30%	34%

*	Preliminary amounts.
[1]	Includes preliminary estimates of the fair market value of the assets acquired and liabilities assumed and the related allocations of the purchase price related to the TRW acquisition. Final valuations and allocations, which are expected to be completed in the fourth quarter of 2003, may differ from the amounts included herein.
[2]	Total debt less cash and cash equivalents.
[3]	Net debt divided by the sum of shareholders' equity, mandatorily redeemable preferred stock and total debt.

SCHEDULE 2

NORTHROP GRUMMAN CORPORATION

OPERATING RESULTS

($ in millions, except per share)

	Contract Acquisitions		Funded Order Backlog
	First Quarter		March 31
	2003	2002	2003	2002
Electronic Systems	$1,578	$1,424	$6,735	$6,120
Ships	868	1,847	10,028	10,542
Information Technology	1,288	1,073	1,785	1,580
Mission Systems	1,276	—	3,095	—
Integrated Systems	1,637	1,310	4,559	4,026
Space Technology	767	—	1,427	—
Intersegment Eliminations	(324)	(44)	(352)	(188)

Total Segments	$7,090	$5,610	$27,277	$22,080

	Net Sales		Operating Margin
	First Quarter		First Quarter
	2003	2002	2003	2002*
Electronic Systems	$1,338	$1,201	$121	$90
Ships	1,201	1,077	75	67
Information Technology	1,092	929	62	50
Mission Systems	929	—	56	—
Integrated Systems	816	807	87	93
Space Technology	648	—	32	—
Intersegment Eliminations	(158)	(83)

Total Segments	$5,866	$3,931	$433	$300

Reconciliation to operating margin
Unallocated expenses			(30)	(31)
Pension (expense) income			(140)	24
Reversal of CAS pension expense included above			71	26
Reversal of royalty income included above			(6)	(6)

Operating margin			328	313
Interest income			12	2
Interest expense			(144)	(109)
Other income, net			17	10

Income from continuing operations before taxes and cumulative effect of accounting change			213	216
Federal and foreign income taxes			39	67

Income from continuing operations before cumulative effect of accounting change			174	149
Income from discontinued operations, net of tax			80	—
Loss on disposal of discontinued operations, net of tax			(1)	—

Income before cumulative effect of accounting change			253	149
Cumulative effect of accounting change			—	(432)

Net income (loss)			$253	$(283)

Diluted earnings (loss) per share
Continuing operations			$.91	$1.27
Income from discontinued operations			.43	—
Loss on disposal of discontinued operations			—	—

Before cumulative effect of accounting change			1.34	1.27
Cumulative effect of accounting change			—	(3.83)

Diluted earnings (loss) per share			$1.34	$(2.56)

*	Certain prior year amounts have been reclassified to conform to the 2003 presentation.

SCHEDULE 3

NORTHROP GRUMMAN CORPORATION

ADDITIONAL SEGMENT INFORMATION

($ in millions)

	First Quarter
	2003	2002*
SALES BY BUSINESS AREA WITHIN SEGMENT
Electronic Systems
Aerospace Electronic Systems	$382	$310
C4ISR&N	279	254
Defensive Electronic Systems	214	179
Navigation Systems	183	166
Space Systems	110	116
Other	170	176

	$1,338	$1,201

Ships
Aircraft Carriers	$470	$479
Surface Combatants	321	189
Amphibious & Auxiliary	203	173
Submarines	132	131
Commercial & International	36	71
Services & Other	39	59
Intrasegment Eliminations	—	(25)

	$1,201	$1,077

Information Technology
Government Information Technology	$697	$602
Enterprise Information Technology	182	138
Technology Services	172	152
Commercial Information Technology	67	57
Intrasegment Eliminations	(26)	(20)

	$1,092	$929

Mission Systems
Command, Control & Intelligence	$354
Federal & Civil Information Systems	223
Missile Systems	213
Technical Services	165
Intrasegment Eliminations	(26)

	$929

Integrated Systems
Air Combat Systems	$507	$487
Airborne Early Warning/Electronic Warfare	179	168
Airborne Ground Surveillance/Battle Management	130	152

	$816	$807

Space Technology
Intelligence, Surveillance, & Reconnaissance	$179
Satellite Communications	132
Civil Space	117
Radio Systems	85
Missile Defense	84
Technology	51

	$648

*	Certain prior year amounts have been reclassified to conform to the 2003 presentation.

AMORTIZATION OF PURCHASED INTANGIBLES
Electronic Systems	$21	$22
Ships	10	20
Information Technology	5	5
Mission Systems	9	—
Integrated Systems	4	4
Space Technology	8	—

	$57	$51